HARRIS & GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA’s, PLLC, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of our reports dated August 20, 2014 on the financial statements of Blue Sky Media Corporation as of June 30, 2014 and 2013 and the related statements of operations, stockholders’ equity/(deficit) and cash flows for the periods then ended, and for the period from March 20, 2013 (inception) to June 30, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 11th day of September, 2014.

/S/ HARRIS & GILLESPIE CPA’S, PLLC

Certified Public Accountant’s